CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of Evergreen Money Market Trust of our report dated March 12, 1999, relating to the financial statements and financial highlights of Evergreen Money Market Fund and Evergreen Municipal Money Market Fund (the "Funds"), appearing in the Funds' January 31, 1999 Annual
Report to Shareholders, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus.



PricewaterhouseCoopers LLP
Boston, MA
May 25, 2000